UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 5, 2009

(Date of Earliest Event Reported)

Cost Plus, Inc.

(Exact name of Registrant as specified in its charter)

California	0-14970	94-1067973
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2004th Street

Oakland, California 94607

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (510) 893-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On January 5, 2009, the Board of Directors of Cost Plus, Inc. (the “Company”), approved a plan for the Company to close 26 of its existing stores and to exit eight media markets during fiscal 2009. In addition, the Board of Directors approved a plan to reduce home office and distribution center staff by approximately 18% and implement a number of additional, new cost reduction initiatives. The Company is taking these actions to reduce costs in response to the challenging retail environment. The Company anticipates that these cost reductions will yield expected annual savings of approximately $21 million beginning in fiscal year 2009.

In connection with these actions, the Company estimates that it will incur a pre-tax charge of approximately $6 million in the fourth quarter of fiscal 2008 consisting of $4 million in non-cash impairment charges for the write-down of net assets related to store closures and $2 million in severance costs related to the store, distribution center and home office workforce reductions. In fiscal 2009, the Company expects to record an additional pre-tax charge of approximately $23 million for other costs related to the store closures.

Of the total expected pre-tax charges of approximately $29 million, approximately $25 million are expected to result in cash expenditures. However, the Company expects these cash expenditures to be partially offset by approximately $19 million in expected cash receipts from the sale of inventory at the closed stores.

A copy of the Company’s press release dated January 9, 2009 announcing these actions is attached hereto as Exhibit 99.1.

The above statements relating to anticipated costs and savings from the store closures and workforce reduction are “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: unanticipated costs associated with the store closings and workforce reduction, inability to achieve the projected savings, material unfavorable outcome exiting contractual lease obligations for store closures, failure to achieve anticipated receipts from inventory liquidation, changes in the valuation of Company assets, changes in the competitive environment, changes in the cost of goods and services purchased, including fuel, transportation and insurance; deteriorating economic conditions; a material unfavorable outcome with respect to litigation, claims and assessments; the effects associated with terrorist acts; changes in accounting rules and regulations; and accounting adjustments identified in closing the Company’s books. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Item 5.02	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective January 9, 2009, Michael J. Allen left the Company and is no longer the Executive Vice President of Store Operations.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Press release of Cost Plus, Inc. dated January 9, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COST PLUS, INC.

By:	/s/ Jane L. Baughman
Jane L. Baughman,
Executive Vice President and Chief Financial Officer

Dated: January 9, 2009

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release of Cost Plus, Inc. dated January 9, 2009.